Exhibit 10.18
AMENDMENT NO. 1 TO LICENSE AGREEMENT
     This Amendment No. 1 to the License Agreement (this “Amendment”) is made as of October 16, 2009 (the “Amendment Effective Date”), by and among Anthera Pharmaceuticals, Inc., a Delaware corporation (“Anthera”) and Amgen Inc., a Delaware corporation (“Amgen”).
RECITALS
     Whereas, Anthera and Amgen entered into that certain License Agreement as of December 18, 2007 (the “License Agreement”);
     Whereas, Section 4.1 of the License Agreement provides for the payment by Anthera to Amgen of a First Installment License Fee in an amount equal to Three Million Dollars ($3,000,000) within ninety days of the execution of the License Agreement, One Million Five Hundred Thousand Dollars ($1,500,000) of which has been previously paid by Anthera, receipt of which is acknowledged, and One Million Five Hundred Thousand Dollars ($1,500,000) of such First Installment License Fee remains unpaid as of the Amendment Effective Date (the “Unpaid First Installment Amount”);
     Whereas, Section 4.2(a) of the License Agreement provides for the payment by Anthera to Amgen of a Second Installment License Fee in an amount equal to Three Million Dollars ($3,000,000) on the earlier of (i) termination of the License Agreement by Anthera pursuant to Section 2.4(c)(iii) of the License Agreement or (ii) February 1, 2009, none of which has been paid by Anthera, and Three Million Dollars ($3,000,000) of which remains unpaid as of the Amendment Effective Date ( the “Unpaid Second Installment Amount”);
     Whereas, Anthera and Amgen desire to amend the License Agreement to provide for the payment by Anthera of the Unpaid First Installment Amount and the Unpaid Second Installment Amount, which together represent an aggregate principal amount of Four Million Five Hundred Thousand Dollars ($4,500,000) ( the “Unpaid License Fee”) as set forth below; and
     Whereas, Anthera and Amgen also desire to amend certain other terms and conditions, including the terms and conditions on which technology transfer activities, support and assistance would be provided to Anthera.
     Now, Therefore, the Parties, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, hereby agree to amend the License Agreement as follows:
     1. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the License Agreement.
     2. Payment of Unpaid License Fee. Notwithstanding anything in the License Agreement to the contrary, Anthera shall pay to Amgen the Unpaid License Fee in full within ten (10) days of the Amendment Effective Date (“Amended Deadline”). The Unpaid License Fee

payment to Amgen (i) shall be made in cash by wire transfer of immediately available funds into an account designated in writing by Amgen; and (ii) is nonrefundable and noncreditable against any milestones, royalties or other fees or payments due Amgen under the License Agreement or this Amendment. In consideration for Anthera’s payment of the Unpaid License Fee by the Amended Deadline, Amgen shall forgive the accrued interest on the Unpaid License Fee; provided, however, that such forgiveness shall not waive Amgen’s right to receive such accrued interest on the Unpaid License Fee, if such Unpaid License Fee is not paid in full by Anthera to Amgen by the Amended Deadline.
     3. Termination for Payment Breach; Effect of Termination. If Anthera fails to pay to Amgen the Unpaid License Fee in full by the Amended Deadline, Amgen shall have the right to immediately terminate the License Agreement without any ability or right of Anthera to cure. Notwithstanding Section 9.6(d) and Section 9.7 of the License Agreement, in the event of any termination of the License Agreement, Anthera’s payment obligations with respect to the Unpaid License Fee (and all accrued interest thereon pursuant to Section 4.9 of the License Agreement, which interest shall continue to accrue until payment in full of the Unpaid License Fee), shall survive such termination of the License Agreement and the return by Anthera of the assets, know-how and information set forth in Section 9.6 of the License Agreement.
     4. Transfer of Assets. If Anthera pays to Amgen the Unpaid License Fee by the Amended Deadline, Amgen shall transfer to Anthera the Licensed Know-How (including INDs related to the Licensed Molecule) and Manufacturing Technology in accordance with Sections 3.1 and 3.2 of the License Agreement, to the extent not previously transferred; provided, however, that, notwithstanding anything to the contrary in the License Agreement:
          (a) Anthera acknowledges and agrees that expired Inventory has previously been destroyed by Amgen, and Amgen will have no liability or obligations, and Anthera will have no rights or claims, with respect thereto, and solely to the extent that any expired Inventory is currently in Amgen’s possession, the Parties will discuss whether any such expired Inventory will be provided to Anthera;
          (b) Clinical material within the Inventory shall be provided by Amgen to Anthera (and shipped to Anthera in the manner set forth in Section 3.2(b)(ii)) on an “as is” basis, and without any representations or warranties of any kind whatsoever; provided, however, that Amgen shall provide to Anthera reasonably available documentation pertaining to the quality of such clinical material within the Inventory, to the extent such documentation was not previously provided or made available to Anthera; and
          (c) Until December 31, 2010, Amgen will reasonably consider Anthera’s requests for support and assistance with respect to implementation of the Manufacturing Technology, taking into account the availability of relevant Amgen resources and the importance of such requests to Anthera’s efforts to advance the development of the Licensed Molecule and Licensed Products. However, Anthera acknowledges that Amgen resources to provide such support and assistance may not be available and Amgen will have no obligation to provide support and assistance (including Baseline Hours) under Section 3.2(c) or 3.2(d) of the License Agreement.

     5. Right of Participation. Section 2.6 (Anthera’s Right of Participation) of the License Agreement shall be deleted in its entirety.
     6. Waiver. Anthera hereby acknowledges and confirms that Amgen has not defaulted, breached or failed to perform any of Amgen’s obligations under the License Agreement as of the Amendment Effective Date. Further, Anthera, on behalf of itself and each of its Affiliates and its and their respective officers, employees, directors, successors and assigns (the “Anthera Parties”), irrevocably releases, remises, acquits and forever discharges Amgen and its Affiliates and its and their respective officers, employees, directors, successors and assigns from any and all claims, demands, actions, causes of action, losses and expenses (including attorneys’ fees and costs) of whatever kind or nature, legal or equitable, existing or contingent, whether known or unknown, and whether asserted or unasserted, that arise from, relate to or are based upon actions or omissions of Amgen or any of its Affiliates under or with respect to the License Agreement on or before the Amended Deadline. In the event Anthera fails to pay to Amgen the Unpaid License Fee in full on or before the Amended Deadline, then the foregoing release shall also apply to any actions or omissions after the Amended Deadline.
ANTHERA, ON BEHALF OF ITSELF AND THE ANTHERA PARTIES, HEREBY WAIVES THE PROTECTIONS, PROVISIONS, RIGHTS AND BENEFITS OF SECTION 1542 OF THE CALIFORNIA CIVIL CODE (AND ANY OTHER APPLICABLE LAWS RESTRICTING THE RELEASE OF CLAIMS), WHICH PROVIDES:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
     Anthera, on behalf of itself and the Anthera Parties, agrees and acknowledges that it understands and acknowledges the significance and consequences of this waiver and of the specific waiver of Section 1542 of the California Civil Code (and any other applicable laws restricting the release of claims).
     7. Effect of Amendment. Other than as expressly set forth herein, this Amendment shall not constitute a waiver, amendment or modification of any other provision of the License Agreement or any other provision not expressly referred to herein. Except as amended as set forth above, the License Agreement shall continue in full force and effect.
     8. General Provisions. The provisions of Article 10 (General Provisions) of the License Agreement are incorporated herein by reference and shall apply to this Amendment mutatis mutandis.
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the License Agreement as of the date first set forth above.

ANTHERA PHARMACEUTICALS, INC.
By:	/s/ Paul F. Truex
Paul F. Truex
President and Chief Executive Officer

AMGEN INC.
By:	/s/ Andrew W. Gengos
Title:	Andrew W. Gengos Vice President, Strategy and Corporate Development

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